Exhibit 10.22

Strategic Alliance Agreement

Intricon Corporation 1260 Red Fox Road Arden Hills, Minnesota 55112 United States

and

Dynamic Hearing Pty Ltd 2 Chapel Street, Richmond, VIC 3121 AUSTRALIA

AGREEMENT

This Agreement is entered into and is effective as of the 1st day of October, 2008 (Commencement Date) by and between IntriCon Corporation, a Pennsylvania Corporation having a place of business at 1260 Red Fox Road, Arden Hills, Minnesota 55112 USA (hereinafter IntriCon) and Dynamic Hearing Pty Ltd a Corporation organized under the laws of Victoria, Australia and having a place of business at 2 Chapel Street, Richmond, Victoria 3121, Australia (hereinafter Dynamic Hearing) agree to collaborate with each other as a Strategic Alliance. As such, this Strategic Alliance Agreement (SAA) outlines the principles and the understanding of the parties and defines related terms and conditions.

WHEREAS, Dynamic Hearing has developed technology useful for products in the Hearing Health (HH) Assisted Listening Device (ALD) and Professional Communications (PADA) markets and DSP platforms which are hereinafter defined.

WHEREAS, IntriCon has also developed technology for the HH, ALD and PADA markets and DSP platforms.

1.0	Purpose

1.1       The purpose of this alliance is to exploit the parties’ complimentary capabilities for producing DSP Technology products for the HH, ALD, and PADA markets.

2.0	Definitions

The following terms in the context of this SAA shall have the following meanings:

2.1	Assisted Listening Devices

An Assisted Listening Device (“ALD”) is a

1.	One way communications device
2.	Used for hearing protection or listening in challenging environments, and
3.	Contains Ultra Low Power (ULP) DSP and or ULP Wireless technology

2.2	Hearing Aids:

Hearing Aids are amplification devices primarily designed to compensate for hearing loss, designed for listening only (through a microphone, telecoil, Direct Audio Input or other similar audio pathways and run on a low power hybrid circuit. Hearing Aids may include in-the-ear Hearing Aids (ITE), behind-the-ear Hearing Aids (BTE), or completely-in-the-canal Hearing Aids (CIC).

2.3	Professional Audio/Communication Devices

Professional Audio/Communication Devices (“PADA”) are wired or wireless headsets or other devices used for one-way or two-way communications in professional or industrial settings such as law enforcement, sport events, professional performances, search and rescue, and military operations.

2.4	DSP Technology:

DSP means digital signal processing. More specifically, for the purposes of this SAA, DSP Technology shall mean ON Semiconductor hardware and firmware algorithms used for the HH, PADA and ALD markets. Hardware shall include the ON Semiconductor Ezairo DSP, and the Single Chip Hearing Amplifier (SCHA) from ON Semiconductor.

2.5	IntriCon Technology:

IntriCon Technology is that technology:

(i)

for which a patent(s) has been granted and all fees relating to the grant including any associated maintenance or annuity fees have been paid. A granted patent does not include pending applications including those pending applications which are associated with a granted patent through a claim of priority;

(ii)	or has a patent pending, or

(iii)	is Technology under “record of invention”.

2.6	Dynamic Hearing Technology:

Dynamic Hearing Technology is that technology:

(i)

for which a patent(s) has been granted and all fees relating to the grant including any associated maintenance or annuity fees have been paid. A granted patent does not include pending applications including those pending applications which are associated with a granted patent through a claim of priority; or

(ii)	has a patent application pending, or

(iii)	is Technology under “record of invention”.

2.7	K/S HIMPP:

K/S HIMPP (hereinafter HIMPP) is a Danish partnership that owns numerous patents relating to Hearing Aids and associated technologies.

2.8	HIMSA:

HIMSA otherwise known as Hearing Instruments Manufacturers’ Software Association is a privately owned company that has developed a standardized hearing care software system.

2.9	Base Product

Base Product means the DSP Technology including the ON Semiconductor Ezairo or SCHA chips, the EEPROM and the firmware loaded onto the EEPROM and the minimum printed circuit board package necessary to connect and house these items. The Base Product does not include additional PCB or flex circuits necessary to connect to other components of an Enhanced Product.

2.10	Enhanced Product

Enhanced Product means a value added assembly or completed Hearing Aid or Assistive Listening Device which includes the Base Product as one of the component devices. The Enhanced Product may include other electronic components, flex circuitry, microphones, a receiver, plastic housings, volume controls, trimmer potentiometers, push button switches, programming connectors and other components.

2.11	Contact Center

Contact Center means a group of people who use Contact Center Products and provide telemarketing, mail ordering, customer care, technical support and similar functions either directly for an enterprise or on an outsourced basis by using automatic call directors for inbound centers and predictive dialers for outbound centers. A Contact Center may also use software-based systems rather than physical equipment.

2.12	Contact Center Products

Contact Center Products means any product, including without limitation, headsets (cordless or corded), amplifiers, telephones, soft phones, and software-based systems that are used in Contact Centers. For purposes of clarification, no product shall be deemed a “Contact Center Product” unless it is used in a Contact Center, including, without limitation, Bluetooth Products.

2.13	Miscellaneous Definitions:

(a)	headings are for convenience only and do not affect interpretation;

(b)	the singular includes the plural and conversely;

(c)	the meaning of general words introduced by including, or for example, or similar expressions is not limited by specific examples;

(d)	a reference to a person, corporation, trust, partnership, unincorporated body or other entity includes any of them;

(e)	a reference to a clause or Exhibit is a reference to a clause of, or an Exhibit to, this Agreement;

(f)

a reference to an agreement or document (including a reference to this Agreement) is to the agreement or document as amended, varied, supplemented, novated or replaced, except to the extent prohibited by this Agreement or that other agreement or document;

(g)	a reference to a party to this Agreement includes the party’s successors, permitted substitutes and permitted assigns (and, where applicable, the party’s legal personal representatives);

(h)

a reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it;

(i)	if a translation of this Agreement into any other language is produced, the original English version is to be the definitive version of this Agreement;

(j)	the term Related Body Corporate has the meaning given in the Corporations Act 2001 (C’th); and

unless the context requires otherwise terms in bold italics have the meaning given below:

Business Day means a day other than a Saturday, Sunday or public holiday in Victoria, Australia;

Confidential Information means information in relation to a party, including its business activities that

(a)	is disclosed to the other party by or on behalf of the first party;
(b)	is acquired by the other party directly or indirectly from the first party; or
(c)	otherwise comes to the knowledge of the other party,

in connection with this Agreement whether the information is in oral, visual or written form or is recorded or embodied in any other medium and includes all such information disclosed to, or accessed by, the other party before this Agreement commences;

Exclusivity Date means October 1, 2008, the date Intricon makes its first quarterly payment of the Minimum Payment;

Identified Party means a party identified in Exhibit C before January 1, 2009 and all other parties are unidentified parties;

Improvements mean any modification, improvement, enhancement or development to the Licensed Subject Matter excluding always a development, modification, improvement or enhancement that is patentable in its own right or which is proprietary information of IntriCon.

Key Personnel means Elaine Saunders and Anthony Shilton;

Licensed Subject Matter means Dynamic Hearing’s Technology, Software, and Documentation as described in Exhibit A and Exhibit B, in respect of which IntriCon is granted a license under this Agreement;

Product means a Base Product Unit or an Enhanced Product Unit;

For purposes of computing Royalty Payments, a sale shall occur when IntriCon receives payment from a customer for a Base Product Unit., or an Enhanced Product containing a Base Product;

Services means technology transfer and other support provided to IntriCon by Dynamic Hearing;

Base Product Unit means a single Base Product item;

Territory means the world; and

Use means, in relation to:

(a)	the Technology, make, hire, sell or otherwise dispose of the product, offer to make, sell, hire or otherwise dispose of it, use or import it; and
(b)	the Software and Documentation to reproduce any copyright works subsisting in such software or documentation.

2.14      Additional definitions are provided in Exhibits A and B attached here to which are considered to be part of this Agreement.

3.0	License Grant

3.1       Term: The initial term of this Agreement shall be five (5) years from the date of execution and may be extended subject to satisfactory agreement on ongoing commercial terms, to be agreed two (2) months prior to the expiration of this Agreement.

3.2       Dynamic Hearing grants to IntriCon in accordance with this Agreement, for the Term, a license, to Use Dynamic Hearing’s Technology, Software and Documentation developed as of the Commencement Date to manufacture, import, sell and offer for sale throughout the Territory, Products containing Dynamic Hearing’s Technology and Software. This grant specifically excludes products for Contact Centers, and the use of ADRO Technology in electrical stimulation of the auditory system.

3.3       IntriCon accepts that Dynamic Hearing owns all rights in relation to the Licensed Subject Matter except for those rights being specifically granted hereunder, and that Dynamic Hearing is under no obligation to provide the source code of any software.

3.4       Commencing on the Exclusivity Date, and continuing for so long as IntriCon continues to make such payments, the license granted to IntriCon under this Agreement will, subject to the terms and conditions of this Agreement, be exclusive for Hearing Aids. The exclusivity shall not prevent Dynamic Hearing entering into agreements with any Identified Party subject to the terms herein. On or before January 1, 2009, Dynamic Hearing will provide IntriCon with an updated version of Exhibit C which will include a complete list of identified parties. After January 1, 2009, no additions to Exhibit C are allowed unless agreed to by IntriCon in writing.

3.5       IntriCon acknowledges that Dynamic Hearing’s rights to license technology and software to companies manufacturing implantable devices is not restricted in any way.

IntriCon acknowledges that Dynamic Hearing’s rights to license any Dynamic Hearing Technology or Software to Identified Parties, and provide support as agreed with Identified Parties, is in no way restricted.

3.6       No further design support will be given to Sound Design Technologies, Ltd (hereinafter Sound Design) which includes the recent purchase of Gennum Corporation’s hearing instrument business after 30 October 2009, if all conditions of IntriCon’s exclusivity are met.

3.7       Intricon acknowledges that Dynamic Hearing is negotiating with several third parties regarding licensing Dynamic Hearing Technology and Software, relating to its Hearing Aid Designer™ and other products and services. The rights granted under such agreements shall be included as exceptions to the exclusivity of IntriCon’s License Grant, if such agreements are executed by Dynamic Hearing and the third party before January 1, 2009. Such third parties and their relevant subsidiaries will be Identified Parties and added to the Exhibit C. Agreements with identified parties are allowed exceptions and no Agreements are allowed with unidentified parties.

3.8       Commencing on October 1, 2008, and continuing for so long as IntriCon continues to make minimum payments as defined in 4.3, Dynamic Hearing agrees that it will not license any Dynamic Hearing Technology for Hearing Aids, subject to Clause 3.5.

3.9       If any Identified Party, (with the exception of Sound Design) purchases DSP product sold or made by IntriCon with Dynamic Hearing’s Hearing Aid Designer™ software and requests assistance to achieve HIMPP compliance for products using such DSP chips, IntriCon will use its best efforts to comply with the request for HIMPP compliance.

3.10     Where IntriCon supplies Products to a third party, IntriCon will, at its cost:

(a)

obtain and maintain all governmental and regulatory approvals necessary for it to exercise, and comply with all laws and regulations applicable to the exercise of, its license rights under this Agreement; and

(b)

comply, and ensure that all Products comply, at all times with any technical standards as may reasonably be required by law, and any licensing requirements, standards, or protocols established by the Hearing Instrument Manufacturers’ Software Association (HIMSA) and the Hearing Instrument Manufacturers’ Patent Partnership (HIMPP), it being acknowledged that Dynamic Hearing makes no representation or warranty that the exercise of the rights granted under this Agreement will not infringe any rights held by HIMSA, HIMPP or any other third party.

3.11      Where Dynamic Hearing supplies Dynamic Hearing Technology directly to a customer on DSP chips supplied by IntriCon, then, IntriCon will use its best efforts to comply with the request for HIMPP compliance or notify the third party customer of the customers obligations, as per 3.10 (a) and (b).

3.12      Dynamic Hearing may continue indefinitely selling products and services to new customers using the ON Semiconductor DSP hybrid chip. For the absence of doubt, the Exclusivity grant of 3.2 does not restrict Dynamic Hearing from licensing Dynamic Hearing Technology and DSP Software on any ON Semiconductor platform, purchased by a third party or by Dynamic Hearing, from IntriCon. With the exception of the Identified Parties, Dynamic Hearing agrees that it will not sell the Dynamic Hearing DSP Software for Hearing Aids configured to run on any hardware other than that provided by ON Semiconductor, except in circumstances as described in this Agreement. Dynamic Hearing may continue to sell products and services to non-Hearing Aid Customers using the ON Semiconductor DSP hybrid chips including the Bela Signa.

3.13      Dynamic Hearing and IntriCon shall undertake a mutual roadmap review and agree whether or not the current ON Semiconductor chips will meet market requirements. If the Parties agree that the ON Semiconductor chips will not meet market requirements, IntriCon shall have six (6) months to correct the material deficiency. Material deficiency means that ON Semiconductors must have a chip that is within 10% of the best in class performance on each one of these characteristics: physical size, power supply current, computational capability and cost. If IntriCon is unable or unwilling to remedy such deficiency, IntriCon will lose its exclusivity under this license.

3.14      IntriCon agrees that nothing in this Agreement precludes Dynamic Hearing from licensing Dynamic Hearing Technology, including the ADRO™ Algorithm to manufacturers, including Siemens AG, Sonova Holdings AG, GN Resound Group, William Demant Holding A/S, Widex A/S, Starkey Laboratories Inc, and Cochlear Ltd.

3.15      Nothing herein shall preclude Dynamic Hearing from making and selling its own Hearing Aids. Nothing in this agreement prevents Dynamic Hearing from selling Hearing Aids manufactured by third parties in Dynamic Hearing’s own clinics.

3.16      No other exception to IntriCon’s exclusive license being granted herein shall exist unless such exception is specifically identified by a supplemental agreement between IntriCon and Dynamic Hearing.

4.0	Payments

4.1       IntriCon’s payments to Dynamic Hearing will comprise two payment components. A first payment component (minimum payment) will be a technology access fee for access to Dynamic Hearing Technology on a non-exclusive basis. A second payment component hereinafter (Second Component) will be for exclusive rights to Dynamic Hearing Technology as such exclusive rights are defined herein. The second component may comprise a combination of a royalty payment and fees for services.

4.2       IntriCon will pay to Dynamic Hearing a fixed technology access fee of US$300,000 annually (hereinafter “Access Fee”), the payment of the technology access fee to be paid on a quarterly basis at the beginning of each calendar quarter. Payment of the technology Access Fee will maintain IntriCon’s non-exclusive rights to Dynamic Hearing Technology.

4.3       To maintain exclusive rights to Dynamic Hearing Technology for Hearing Aids IntriCon will make minimum annual payments to Dynamic Hearing as set out in the Minimum Payment Schedule. The Minimum Payment consists of the Access Fee of US$300,000 per annum and the Second Component that increases from year to year.

Minimum Payment Schedule (All amounts are in US Dollars):

PAYMENT YEAR	MINIMUM PAYMENT	ACCESS FEE	SECOND COMPONENT
Year 1	$400,000	$300,000	$100,000
Year 2	$700,000	$300,000	$400,000
Year 3	$1,100,000	$300,000	$800,000
Year 4	$1,600,000	$300,000	$1,300,000
Year 5	$2,100,000	$300,000	$1,800,000

The Minimum Payments will be paid quarterly in advance in equal installments at the beginning of each royalty quarter, as defined in 4.7. The first quarterly Minimum Payment (for the quarter beginning 1st October, 2008) shall be made at the date of signing of this Agreement and the second quarterly minimum payment shall be made at January 1, 2009 with all further quarterly Minimum Payments following the schedule as defined in 4.7.

4.4       Intricon is entitled to credit for any amounts payable to Dynamic Hearing arising from per unit royalties and fees for services up to the value of the corresponding quarterly Second Component. In quarters where the per unit royalties and fees for services are less than the corresponding quarterly Second Component, IntriCon may carry forward the remaining credit to be offset against future quarters per unit royalties and fees for services.

Any amounts due from per unit royalties and fees for services that exceed the value of the corresponding quarterly payment of the Second Component, net of any carried forward credit, will be paid within 30 days of the end of that royalty quarter.

4.5       Once IntriCon has paid the minimum payments in 4.3, no further minimum payments, both Access Fee and Second Component, are required for access to Dynamic Hearing Technology or to maintain exclusivity over the term of this Agreement. IntriCon will continue to have the obligation to pay royalty payments under 4.9 and fees for services under 4.8.

4.6       In the event IntriCon has not yet paid the minimum payments and should IntriCon choose not to continue access to Dynamic Hearing Technology on an exclusive basis as referred to in 4.3, the following amounts will be payable:

(1)	the technology Access Fee payable quarterly in advance in equal installments at the beginning of each royalty quarter and;

(2)	any monthly fees for services and royalties are payable in accordance with clause 4.8 and royalty payments under 4.4 and 4.9.

4.7       Payment year 1 of this agreement shall start at the commencement date and the first royalty quarter will be completed at the end of the calendar quarter. Subsequent royalty quarters will correspond with the calendar quarters ending on the last days of March, June, September and December respectively.

4.8       Dynamic Hearing shall provide engineering and other services (hereinafter “Fees For Services”) to IntriCon on a timetable to be agreed upon in writing forming part of this agreement as an exhibit. Dynamic Hearing will invoice IntriCon on a quarterly basis 30 days from the end of the quarter for engineering and services that exceed 260 hours in a single month at the rate of $150 per hour. Payments for such services shall be due and payable within 30 days of the end of that royalty quarter. There will be no charge by Dynamic Hearing to IntriCon for the first 260 hours of engineering and services provided each month, however, any unused hours will not be carried forward as credit to subsequent months or be entitled to be offset against any future monthly amounts payable for engineering and services. IntriCon is entitled to utilize such engineering services for the HH, ALD or PADA markets.

Other service support (e.g. marketing or audiology) may be contracted at the same rates. If Dynamic Hearing staff are required by IntriCon to travel to meetings, all airfares, ground transportation, hotel bills and other out of pocket expenses will be paid by IntriCon.

4.9       Royalty Payments will be made only on the Base Product Unit, or on the Base Product portion of an Enhanced Product for any Base Product included in an Enhanced Product. The initial base rate of royalty shall include the use of the DSP Framework. In no case shall IntriCon pay Royalty Payments on any product or portion of any product other than for revenue received for Base Product Unit or for the Base Product portion of an Enhanced Product, and in the case a Base Product portion of an Enhanced Product such Base Product portion shall not be given a value that is influenced by its inclusion in the Enhanced Product. Royalty Payment for HH, ALD and PADA units that incorporate Dynamic Hearing Technology shall be paid according to the table set forth below:

Cumulative annual HH & ALD Volume that use the Framework	Ezairo Maximum Royalty Rate	SCHA Maximum Royalty Rate
Less Than 20,000 Units	10%	8%
20,000-50,000 units	9%	7%
50,000-100,000 units	8%	6%
100,000-200,000 units	7%	5%
200,000-500,000 units	6%	4%
500,000 to 1,000,000 units	5%	3%
Over 1,000,000	5%	1.5%

The maximum royalty rate identified in the table herein includes an initial base rate of 3% for each Ezairo DSP platform and 1% for each Single Chip Hearing Aid (SCHA) sold. A 2% royalty rate per Base Product Unit shall be added to the initial base rate for each DSP feature/module that is based on Dynamic Hearing Technology and that is added to a Base Product Unit. However, such additional Royalty Payments when added to the initial base rate shall not exceed in total the stated maximum rates specified in the table herein.

4.10      All amounts payable by IntriCon under this Agreement must be paid free and clear of and without any deduction or withholding for or on account of any present or future withholding tax, including any interest or penalties in relation to such tax (Withholding Taxes). If IntriCon is required to make any deduction or withholding for any Withholding Tax, then IntriCon must pay to Dynamic Hearing such additional amount to ensure that Dynamic Hearing receives such amount that would have been received by it as if no such withholding or deduction had been required.

1)

IntriCon must bear all stamp duty that may be levied on this Agreement. IntriCon must bear any other taxes, levies, imposts, charges, rates and duties that may be levied or imposed by a governmental authority on any person (including fines, penalties and interest) in connection with this Agreement (other than income tax payable to the Commonwealth of Australia by Dynamic Hearing).

2)	Each party must bear its own costs arising out of the negotiation, preparation and execution of this Agreement.

3)	All amounts payable to Dynamic Hearing under this Agreement must be made without set-off, counterclaim or deduction.

5.0	Reports

5.1       Within thirty (30) days of the end of each payment quarter IntriCon must provide to Dynamic Hearing a statement of the actual number and value of Base Product Units Sold along with the number and value of DSP features/models sold with those Base Product Units by it or any Related Body Corporate. The statement must also include calculations of the per unit royalty in accordance with clause 4.9. Any royalty due for payment by IntriCon to Dynamic Hearing is payable at the same time the statement is provided.

5.2       A Royalty Payment will be due only once in respect of each Base Product Unit Sold, and the Royalty Payment will be due on the first Sale of the Base Product Unit by IntriCon or a Related Body Corporate.

5.3       Where, in any payment quarter, a Base Product Unit is, in good faith, returned to IntriCon, IntriCon is not required to pay any Royalty Payment on the Sale of that Base Product Unit. If IntriCon has paid a Royalty Payment on that Base Product Unit in a previous payment quarter, IntriCon may reduce the Royalty Payment due for the payment quarter in which the Base Product Unit is returned by the amount of any such Royalty paid.

6.0	Records and Audit

6.1       IntriCon must keep accurate and complete records of orders received, Base Product Units / DSP Features/Modules Sold and returned and all other records reasonably necessary to substantiate all Royalty Payments to be made to Dynamic Hearing under this Agreement.

6.2       IntriCon must make all such records available for inspection, copying and audit by an independent auditor appointed by Dynamic Hearing (and to which IntriCon has no reasonable objection) during ordinary business hours at any time during the Term and for a period of one year following the expiration or earlier termination of this Agreement, provided that:

(a)	such inspection, copying or audit must only be made after at least one Business Day’s written notice;

(b)	such audit must not unreasonably interfere with the day to day operations of IntriCon; and

(c)

such audit must be at Dynamic Hearing’s expense unless the auditor finds an underpayment royalty due under this Agreement in excess of 5% in which case IntriCon must reimburse Dynamic Hearing’s reasonable cost of such audit; and

(d)	Audits will be limited to one audit in any calendar year.

6.3       If in any audit, the auditor finds an underpayment or an overpayment of fees due under this Agreement, the party who has received the overpayment or has underpaid will within 7 days repay the excess or pay the shortfall (as the case may be) to the other party.

7.0	Confidentiality

7.1       Each party must:

(a)	not disclose any Confidential Information to any person, except in confidence as permitted by this Agreement;

(b)	not use any Confidential Information except as reasonably necessary for the purpose of putting this Agreement into effect (Permitted Purpose);

(c)	restrict access to Confidential Information to those of its employees and officers for whom such access is not reasonably necessary for the Permitted Purpose;

(d)	ensure that its employees and officers comply with this Agreement; and

(e)	not reproduce or record, or permit or cause any reproduction or recording of, any Confidential Information except to the extent reasonably necessary for the Permitted Purpose.

7.2       This Agreement is confidential and each party must not disclose any part of this Agreement to any person without the prior written consent of the other party.

7.3       This clause 7.0 does not apply where the party receiving the Confidential Information can prove that:

(a)	the information has become generally available to the public other than because of a breach of this Agreement, or any obligation of confidence owed to the disclosing party;

(b)

it has received the information from a third person, legally entitled to possess the information and provide it to that party, if that information is used, disclosed or otherwise dealt with in accordance with the rights or permission lawfully granted to that party by that third person; or

(c)

the disclosure of information is necessary to comply with any applicable law or legally binding order of any court, government, semi-government authority or administrative or judicial body or the applicable rules of any stock exchange, provided that before any such disclosure, the receiving party must, at its cost:

(i)	immediately notify the other party giving full details of the circumstances of the proposed disclosure and of the relevant information to be disclosed;

(ii)	give the other party a reasonable opportunity to protect or preserve the confidentiality of the relevant information;

(iii)	co-operate with the other party in any action taken under this paragraph (c); and

(iv)	in any event, take all reasonable steps to preserve the confidentiality of the information being disclosed.

8.0	Maintenance, Infringement and Third Party Proceedings

8.1       Dynamic Hearing will be solely responsible at its cost and at its discretion for applying for, obtaining, maintaining, defending and enforcing all aspects of all rights in respect of the Licensed Subject Matter and IntriCon must:

(a)	provide all reasonable assistance to Dynamic Hearing in any action which Dynamic Hearing may take in relation to any such matters; and

(b)	not take any action in relation to any such matters without the prior written consent of Dynamic Hearing, to be given at Dynamic Hearing’s absolute discretion.

8.2       IntriCon must notify Dynamic Hearing immediately upon becoming aware of:

(a)	any claim or allegation that the exercise of the rights under this Agreement constitutes an infringement of the rights of any third party; and

(b)	any third party’s infringement or threatened infringement of any rights subsisting in the Licensed Subject Matter.

9.0	Representations and Warranties

9.1       Dynamic Hearing hereby represents that, as at the Commencement Date none of the Key Personnel has any actual knowledge that, save for any rights claimed to be owned or held by the HIMPP, any rights of any third person may be infringed by the exercise, in accordance with this Agreement of the rights licensed under clause 3.

9.2       IntriCon accepts that neither Dynamic Hearing nor any person acting on its behalf has made any representation that (a) any patent applications comprised in the Technology will be granted in any part of the Territory or (b) any registered rights arising should any such applications be granted, will be, or any registered rights comprised in the Technology are, valid or enforceable.

9.3       Dynamic Hearing will not be responsible for:

(a)	the delivery, installation, or support of the Software to end-users of any Product or any other third party; or

(b)

the supply, service, installation, and maintenance of any product (including any Product) or any ancillary software required for communication with any other software or device used by IntriCon in relation to the Applications Software Platform or the DSP Platform (including those known as the HiPro interface, the MicroCONNECT interface, the NOAH Hearing Aid fitting database and the NOAH link interface).

10.0	Indemnity and Limitation of Liability

10.1      IntriCon must indemnify Dynamic Hearing and its Related Bodies Corporate and their respective directors, officers, employees and agents from and against any claims, losses, liabilities, costs, expenses (including investigative costs, court costs, legal fees, penalties, fines and interest) and damages of any kind (including those which are prospective or contingent) whatsoever and howsoever, directly or indirectly arising out of or in connection with this Agreement, including liability arising in connection with:

(a)	any infringement of third party rights but only to the extent that such third party infringement results from the use of IntriCon Technology;

(b)	injury to any person (including death) or loss of or damage to property which may arise from or as a result of manufacture, importation, sale, offer for sale or use of any Product by IntriCon; or

(c)

any breach of this Agreement by IntriCon or its Related Bodies Corporate and their respective directors, officers, employees and agents or any unlawful or negligent act or omission of any of them but subject to the provisions of 10.3.

10.2      Dynamic Hearing must indemnify IntriCon and its Related Bodies Corporate and their respective directors, officers, employees and agents from and against any claims, losses, liabilities, costs, expenses (including investigative costs, court costs, legal fees, penalties, fines and interest) and damages of any kind (including those which are prospective or contingent) whatsoever and howsoever, directly or indirectly arising out of or in connection with this Agreement, including liability arising in connection with:

(a)	any infringement of third party rights that arise out of the exercise of the rights licensed under this Agreement; or

(b)

any breach of this Agreement by Dynamic Hearing or its Related Bodies Corporate and their respective directors, officers, employees and agents or any unlawful or negligent act or omission of any of them but subject to the provisions of 10.3.

10.3      To the maximum extent permitted by law and notwithstanding anything to the contrary in this Agreement:

(a)	all terms and warranties expressed or implied by any legislation, the common law, equity, trade, custom or usage or otherwise in relation to this Agreement are expressly excluded;

(b)

Dynamic Hearing is not liable in any way to IntriCon for any indirect, consequential, third party, special or incidental harm, liability, expense, cost, loss or damage, loss of profits, loss of data, exemplary damages or any other indirect commercial or economic loss of any kind whatsoever incurred by IntriCon whether in negligence, tort, equity, contract or otherwise, arising in connection with this Agreement;

(c)

IntriCon is not liable in any way to Dynamic Hearing for any indirect, consequential, third party, special or incidental harm, liability, expense, cost, loss or damage, loss of profits, loss of data, exemplary damages or any other indirect commercial or economic loss of any kind whatsoever incurred by Dynamic Hearing whether in negligence, tort, equity, contract or otherwise, arising in connection with this Agreement;

(d)

Dynamic Hearing’s aggregate liability to IntriCon for direct loss and damages and all other liability not described herein arising in connection with this Agreement whether in negligence, tort, equity, contract or otherwise, is limited to payment of damages recoverable at law or equity up to a maximum of (and, for the sake of clarity must not exceed) $5m; and

(e)

if any legislation implies in this Agreement any term or warranty which cannot be excluded or modified, the liability of Dynamic Hearing for a breach of any such term or warranty is limited, at the option of Dynamic Hearing, to any one or more of the following:

(i)	if the breach relates to goods:

(A)	the replacement of goods or the supply of equivalent goods; or

(B)	the repair of such goods; and

(ii)	if the breach relates to services: the supplying of the services again.

11.0	Termination

11.1      Notwithstanding any provision to the contrary in this Agreement, this Agreement may not be terminated by either party prior to two years from the commencement date other than for the failure to pay the first and second yearly minimum payments as defined in section 4.3.

11.2      Subject to the provisions of 11.1, either party may terminate this Agreement immediately by written notice to the other party if:

(a)

the other party breaches a material term of this Agreement (unless the breach is capable of remedy, in which case if the other party fails to remedy the breach within 30 days after being required by written notice to do so)

11.3      Dynamic Hearing may terminate this Agreement immediately by written notice to IntriCon if IntriCon:

(a)	enters into any form of insolvency or administration including the following:

(i)	stops or suspends or threatens to stop or suspend payment of all or a class of its debts; or

(ii)

becomes insolvent, has an application or order made, proceedings commenced, a resolution passed or proposed in a notice of meeting, an application to a court made or other steps taken against or in respect of it for its winding up, deregistration or dissolution or for it to enter an arrangement, compromise or composition with or assignment for the benefit of its creditors, a class of them or any of them;

(b)	sells a significant portion of its assets or undertaking.

11.4      IntriCon may terminate this Agreement immediately by written notice to Dynamic Hearing if Dynamic Hearing:

(a)	enters into any form of insolvency or administration including the following:

(i)	stops or suspends or threatens to stop or suspend payment of all or a class of its debts; or

(ii)

becomes insolvent, has an application or order made, proceedings commenced, a resolution passed or proposed in a notice of meeting, an application to a court made or other steps taken against or in respect of it for its winding up, deregistration or dissolution or for it to enter an arrangement, compromise or composition with or assignment for the benefit of its creditors, a class of them or any of them;

(b)	sells a significant portion of its assets or undertaking.

11.5       (a)           Subject to the provisions of 11.1, IntriCon may terminate this Agreement upon three (3) months written notice to Dynamic Hearing, such notice stating that IntriCon will cease making payments, either minimum or second component payments or both, and such termination shall not be considered a breach of this Agreement.

(b)	Subject to the provisions of 11.1, Dynamic Hearing may terminate this Agreement upon three (3) months written notice to IntriCon of such termination.

11.6	Termination or expiry of this Agreement will not affect:

(a)	any rights or remedies of the parties which may have accrued before the date of termination;

(b)	the rights and obligations of the parties which by their nature survive termination, including clauses 6, 7, 8, 9, and 10.

11.7	Upon the effective date of expiry or termination of this Agreement for any reason whatsoever:

(a)

IntriCon must return all original media and documentation and all copies thereof relating to the Licensed Subject Matter and Confidential Information and all associated documents supplied under this Agreement or otherwise in IntriCon’s possession, custody or control except for such media and documentation necessary to continue selling existing products;

(b)	On Dynamic Hearing’s request, IntriCon must procure one of its executive officers to certify (by way of statutory declaration) that it has complied with its obligations under clause 11.7(a).

(c)	All rights granted under this Agreement in relation to the Licensed Subject Matter will cease except as otherwise provided herein as to existing products;

provided that IntriCon may

(i)	retain one copy of the Software until the fifth anniversary of such effective date; and

(ii)

Use such Software until the fifth anniversary of such effective date solely as reasonably necessary to repair and maintain any Base Product Units Sold under this Agreement on or before such effective date, for the period (if any, until such anniversary) while such Base Product Unit is covered by a warranty granted by IntriCon and as otherwise provided herein as to existing products.

(d)

Notwithstanding anything herein to the contrary, IntriCon shall have a right after termination to continue selling existing products that include the Dynamic Hearing Technology as long as IntriCon pays the appropriate royalties in accordance with the payment clauses in section 4.9 and, for the avoidance of doubt, such other clauses of this Agreement (including 4.3, 4.10, 5, 6 and 10.1 will continue to apply in respect of such sales. Existing products are those products that IntriCon is selling at the date of termination of this Agreement.

(e)

IntriCon is not obligated to pay any royalties, Minimum Payments or technology Access Fee after termination of this agreement if IntriCon stops selling Base Product Units, and/or Basic Product Units incorporated into Enhanced Products.

11.8      Upon the Effective Date of expiry or termination of this Agreement for any reason whatsoever:

(a)

Dynamic Hearing must return all original media and documentation and all copies thereof relating to IntriCon’s Technology and Confidential Information provided to Dynamic Hearing from IntriCon and all associated documents supplied under this Agreement to Dynamic Hearing from IntriCon under Dynamic Hearing’s possession, custody control;

(b)	on IntriCon’s request, Dynamic Hearing must procure one of its directors to certify (by way of statutory declaration) that it has complied with its obligations under clause 11.7(a).

11.9      Nothing in this clause 11.0 is intended to prevent end-users of Products continuing to use the Products or to require such end-users to return or destroy any Product.

12.0	General Provisions

12.1      Any notice, demand, consent or other communication (Notice) given or made under this Agreement:

(a)	must be in writing and signed by a person duly authorized by the sender;

(b)

must be delivered to the intended recipient by prepaid post (or, if posted to an address in another country, by registered airmail or private air courier) or by hand or fax to the address or fax number below or the address or fax number last notified by the intended recipient to the sender:

(i) to Dynamic Hearing:	Chief Executive Officer 2 Chapel Street, Richmond, VIC 3121 AUSTRALIA Fax :+613 8420 8599

(ii) to IntriCon:	President 1260 Red Fox Road Arden Hills, Minnesota 55112 United States Fax: +651 636 9503

(c)	will be taken to be duly given or made:

(i)	in the case of delivery in person, when delivered;

(ii)

in the case of delivery by post, two Business Days after the date of posting (if posted to an address in the same country) or seven Business Days after the date of posting (if posted to an address in another country); and

(iii)

in the case of fax, on receipt by the sender of a transmission control report from the dispatching machine showing the relevant number of pages and the correct destination fax machine number or name of recipient and indicating that the transmission has been made without error, but if the result is that a Notice would be taken to be given on a day that is not a Business Day in the place to which the Notice is sent or is later than 4:00pm (local time) it will be taken to have been duly given or made at the commencement of business on the next Business Day in that place.

12.2      This Agreement contains the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements and understandings between the parties in connection with such subject matter.

12.3      No amendment or variation of this Agreement is valid or binding on either party unless made in writing and executed by both parties.

12.4      Any provision of this Agreement which is unenforceable or partly unenforceable is, where possible, to be severed to the extent necessary to make this Agreement enforceable, unless this would materially change the intended effect of this Agreement.

12.5      No failure to exercise or any delay in exercising any right, power or remedy by a party operates as a waiver. A single or partial exercise of any right, power or remedy does not preclude any other or further exercise of that or any other right, power or remedy. A waiver is not valid or binding on the party granting that waiver unless made in writing.

12.6      IntriCon may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Dynamic Hearing. Likewise, Dynamic Hearing may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of IntriCon.

12.7      This Agreement may be executed in any number of counterparts. All counterparts together will be taken to constitute one instrument.

12.8      This Agreement is governed by the laws of Victoria, Australia and the parties submit to the jurisdiction of the courts of Victoria, Australia. The 1980 United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement.

DYNAMIC HEARING PTY LTD		INTRICON CORPORATION

/s/ Elaine Saunders		/s/ Mark S. Gorder
Printed Name:	Elaine Saunders	Printed Name:	Mark S. Gorder
Title:	CEO	Title:	President & CEO
Dated:	July 20, 2008	Dated:	July 16, 2008

EXHIBIT A

Technology	DSP FrameWorkTM means DSP software implementing program switching, volume control, reading and writing programs, program beeps, and battery monitoring.

ADRO® Technology means the invention described in patent application PCT/AU99/00076 which is the subject of the following patents and patent applications:

AU761865
EP11172020
US 6,731,767
CA 2,361,544
JP 2000-597976

and 32 channel ultra-low-delay ADRO® amplification the subject of Patent application US11/283540.

Note that Dynamic Hearing does not have rights to ADRO for electrical stimulation of the auditory system and that the rights to ADRO for electrical stimulation are thus explicitly excluded from this Agreement.

Wide Dynamic Range Compression Technology means digital signal processing technology that provides level-dependent amplification of the input signal in multiple frequency bands.

Adaptive Directional Microphone Technology means the technology that is the subject of Australian Patent Application 2004310722 entitled “Adaptive Directional Systems.”

Fixed Directional Microphone Technology means digital signal processing technology that implements a preferential fixed response to sound from a forward direction.

Omni-Directional Microphone Technology means digital signal processing technology that implements a fixed response to sound from all directions.

The Adaptive Directional Microphone Technology, Fixed Directional Microphone Technology and Omni-Directional Microphone Technology are collectively known as the Microphone Technology.

Single-channel Noise Reduction Technology means digital signal processing technology that reduces the output signal level by an amount related to the internal noise level in multiple frequency bands.

Multi-channel Noise Reduction Technology means digital signal processing technology that reduces the output signal level by an amount related to the internal noise level in multiple frequency bands.

Active Feedback Cancellation Technology means the technology of the subject of US patent 6876751.

Oscillation Detection Technology means the technology of the subject of United States Patent 7302070.

Oscillation Suppression Technology means digital signal processing technology that reduces the maximum gain temporarily, in an individual frequency band, when a sustained oscillation is detected in that band as more particularly described in European Patent Application 04734786.9 entitled “Oscillation Suppression”.

(The Active Feedback Cancellation Technology, Oscillation Detection Technology and Oscillation Suppression Technology are collectively known as the Feedback Technology).

Datalogging Technology means software that allows recording of events occurring during use of the device to non-volatile memory.

Dynamic Display is a feature that allows parameters of each DSP module to be accessed and displayed in real time without interrupting normal operation of the device.

Environmental Noise Reduction means digital signal processing that suppresses environmental noise.

EXHIBIT B

HEARING AID DESIGNER SOFTWARE

Software

The Hearing Aid DesignerTM is software comprising the DSP Software, the Manufacturers’ Toolkit, the designCOMTM applications programming interface, and source code sufficient to enable the development and integration of new DSP modules by the Licensee.

(DSP Software means the embedded software that implements the Technology on the DSP Platform.)

Library Software means the designCOM software that runs on the Applications Software Platform to communicate with, and configure, the DSP Software on the DSP Platform, and the ADROpredict software that provides initial estimates of the ADRO fittings for a given audiogram and comfortable level measures.

Manufacturers’ Toolkit means the manufacturing software that allows configuration and calibration of Products.

Unless expressly specified in this Exhibit, Dynamic Hearing will have no obligation to provide updates or revisions to, or new versions of, any software.

(Collectively, the above software is known as the Hearing Aid Designer SoftwareTM).

Applications Software Platform

The Applications Software Platform for Library Software is:

Windows 2000, Windows XP, or Windows Vista operating system running on a Personal Computer connected to the Hearing Aid via a HiPro, or NOAHLink interface device.

EXHIBIT C

Dynamic Hearing’s Identified Customers

GN RESOUND GROUP and INTERTON ELECTRONIC HÖRGERÄTE GMBH
Existing License Agreement

RION CO. LTD.
Existing License Agreement

SONIC INNOVATIONS INC.
Existing License Agreement

AUDIO CONTROLE INC.
Existing License Agreement

EARLENS CORPORATION
Existing License Agreement

AUSTRALIA HEARS PTY LTD
Existing License Agreement

AMERICA HEARS INC.
Existing License Agreement

VITASOUND AUDIO INC.
Existing License Agreement

SONOMAX HEARING HEALTH INC.
Existing License Agreement

PANASONIC
Commercial negotiations underway